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                                DISTRIBUTION AGREEMENT


THIS AGREEMENT  is made this September 18, 1996.

BY AND BETWEEN

SCHMITT MEASUREMENT SYSTEMS, INC., a company organized and existing under the laws of the State of Oregon, U.S.A., having its registered office at 2765 NW Nicolai St., Portland, Oregon 97210, represented hereto by Mr. Wayne A. Case, acting in his capacity as President and Chairman of the Board (hereinafter referred to as "SMS")

AND

SLOAN TECHNOLOGY INC., a company organized and existing under the laws of the State of California, U.S.A., having its registered office at 602 East Montecito Street, Santa Barbara, California 93013, represented hereto by Dr. Timothy Stultz, Vice-President and General Manager (hereinafter referred to as "Sloan").


WHEREAS

Sloan is willing to promote and sell the SMS products listed in Appendix (1) hereto to Customers in the Territory, as such terms are defined herein, under the terms and conditions herein set forth.


NOW THEREFORE IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE 1 - DEFINITIONS

Whenever used in this Agreement, the following terms and expressions, whether used in the singular or in the plural, shall have the meaning set forth in the
Article 1, except where the context clearly otherwise requires:

- "Contractual Year" shall mean any period of twelve consecutive months starting from the date of entry into force of the Agreement or from any anniversary date of entry into force of this Agreement.

- "Customers" shall mean those persons and entities comprising the micro-electronics markets, including, without limitations semi-conductor, device, materials and equipment manufacturers, data storage products, materials and equipment manufacturers, flat panel display products, materials and equipment manufacturers, and university and research laboratories engaged in the development, production and/or characterization of micro-electronic materials and devices.

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-   "Products" shall mean the products listed in Appendix 1, attached hereto, which products are manufactured and/or sold by SMS.

-   "Territory" shall mean the world subject, however, to the following:

    SMS has granted to others the exclusive right to promote and sell the Products in the States of Washington, Oregon, Idaho, California, Arizona, New Mexico, Colorado, Texas and Utah, U.S.A. (the "Western U.S.A. Distribution Agreement"), and Japan (the "Japan Distribution Agreement"). SMS represents and warrants that the Western U.S.A. Distribution Agreement may be terminated by SMS upon ninety (90) days written notice and that the Japan Distribution Agreement may be terminated by SMS as of December 31, 1997. SMS further represents and warrants that it will use its best efforts to cause the immediate termination of the Western U.S.A. Distribution Agreement and the Japan Distribution Agreement, but that in no event shall the termination of the Western U.S.A. Distribution Agreement be later than ninety (90) days from the date hereof, and in no event shall the termination of the Japan Distribution Agreement be later than December 31, 1997. Upon the termination of the Western U.S.A. Distribution Agreement and/or the Japan Distribution Agreement, the Territory shall be deemed to include the geographic areas encompassed thereby.

- "Trademarks" shall mean the trademark "SMS" and its associated logo as well as the trademarks registered by Sloan (or of its affiliated companies) in the Territory.


ARTICLE 2 - PURPOSE OF THIS AGREEMENT

2.1 SMS hereby appoints Sloan as its exclusive distributor for the promotion and sale of the Products to Customers in the Territory, under the terms and conditions of this Agreement.

2.2 During the term of this Agreement, Sloan shall purchase the Products exclusively from SMS for the purpose of their exclusive resale by Sloan to Customers in the Territory. Sloan shall resell the Products purchased from SMS under the names of one or more of the Trademarks.


ARTICLE 3 - LEGAL STATUS

Sloan is an independent legal entity acting for its own account and at its own risk in its capacity as distributor. Its relationship with SMS is that of a purchaser and a seller. Nothing in this Agreement shall be construed as conferring upon Sloan any authority, express or implied, to bind or commit SMS to any third party in any way.

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ARTICLE 4 - EXCLUSIVITY - NON COMPETITION

4.1 During the term of this Agreement, SMS undertakes not to appoint, directly or indirectly, any other distributor, agent or representative for the promotion or sale of the Products to Customers in the Territory. SMS also undertakes not to sell, directly or indirectly, the Products to the Customers in the Territory. Notwithstanding the foregoing, SMS may upon the written consent of Sloan, sell Products to Customers in the Territory provided that such Customers request that SMS sell Products to them in lieu of Sloan selling Products to them in the event of such a sale, SMS shall pay to Sloan, as a commission, a sum to be agreed to by SMS and Sloan prior to the effectuation of any such sale but which shall not be less than ten percent (10%) of the gross sales price of the Products sold, such commission to be paid to Sloan upon SMS' receipt of the sale proceeds.


ARTICLE 5 - OBLIGATIONS OF SLOAN

5.1 Sloan agrees to use reasonable efforts (I) to promote and sell the Products to customers in the Territory, and (ii) to provide the customers in the Territory to whom Sloan sells the Products with reasonably diligent and efficient services, in particular after-sale services.

5.2 In order to carry out these responsibilities, Sloan, at its sole expense, agrees:

    (I) to take all measures reasonably necessary to ensure the promotion, sale and service of the Products to Customers in the Territory;

    (II) to treat its Customers and conduct its business activities with a view to maintaining and increasing the public goodwill and reputation attached to the Products and to the Trademarks;

    (III) to distribute to prospective purchasers of the Products such commercial or technical catalogues, booklets, leaflets and other printed documentation as SMS may, at its own expense, supply to Sloan for such purpose;

    (IV) to prepare, with the assistance of SMS, and distribute to potential Customers any other booklets or documentation which are reasonably necessary for the sale of the Products to Customers in the Territory;

    (V) to participate, at its own expense, in fairs, exhibitions or other trade shows which are likely to promote the sale of the Products to Customers in the Territory;

    (VI) to apply its general conditions of sale and warranty in compliance with the requirements of the laws, regulations and practices applicable to the sale of the Products to Customers in the Territory;

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    (VII)     to ensure adequate after-sales service for the Products in the
              Territory by itself (or through any third party);

    (VIII) to obtain all permits and authorizations required for the import of the Products in the Territory; and

    (IX) to purchase and maintain all necessary insurance policies reasonably required in connection with the promotion and sale of the Products to Customers in the Territory.


ARTICLE 6 - OBLIGATIONS OF SMS

6.1 SMS shall provide to Sloan, upon the request of Sloan, reasonable assistance in promoting the sale of the Products to Customers in the Territory. To this effect, SMS shall provide, at its offices, training to Sloan's personnel with respect to the specifications, promotion, sale and usage of the Products; the specifics of this training program shall be jointly defined and agreed to in advance between the parties. Traveling and living expenses incurred by Sloan for the training of its staff shall be borne by Sloan.

6.2 SMS shall furnish to Sloan, at no charge to Sloan, specifications, promotional material and other documentation relevant to the Products which are currently in its possession. SMS shall also furnish to Sloan at the prices set forth herein, demonstration units of the Products which are currently in its possession.

6.3 SMS shall ensure an adequate Product flow so that it is able to promptly deliver to Sloan Products ordered by Sloan hereunder.

6.4 SMS shall promptly deliver to Sloan all Products ordered by Sloan hereunder, in the condition warranted by SMS hereunder.


ARTICLE 7 - WARRANTY

7.1 SMS warrants to the Sloan that each Product sold and delivered to Sloan shall be fit for the purpose intended, free from defects in material and workmanship, and be of the quality described in the Product specifications.

7.2 In the event Sloan receives notice from a purchaser of a Product, within twenty-four (24) months of the delivery of the Product to such purchaser, that the purchased Product fails to satisfy the warranty set forth in
    Section 7.1, Sloan shall make such product available for inspection by SMS and, within ten (10) days of such inspection, SMS shall at its own expense, either (I) correct the defect by repairing the Product or, at its option,
    (ii) replace the defective Product, and deliver the repaired or replaced Product to Sloan.

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ARTICLE 8 - PRICES - METHODS OF PAYMENT

8.1 The discounted prices applicable to the sales of Products by SMS to Sloan shall be those appearing in Appendix 2, attached hereto.

8.2 The prices set forth in Appendix 2, both list and discounted, shall remain constant during the first Contractual Year. Such prices may be increased for subsequent Contractual Years upon the written agreement of SMS and Sloan.

8.3 All monies due to SMS from Sloan for purchased Products shall be paid within sixty (60) days of the date of invoicing, and shall be paid in United States dollars.

8.4 Sloan shall sell the Products to Customers at the list prices listed on Appendix 2, unless otherwise agreed upon in writing by SMS and Sloan.


ARTICLE 9 - CHANGES IN THE PRODUCTS

9.1 SMS shall have the right to modify any of the Products provided, however,
    (I) the modification does not change the performance to the specifications of the Products, and (ii) SMS furnishes Sloan with three (3) months prior written notice of any such modification, or immediately with Sloan's agreement.


ARTICLE 10 - TRADEMARK - ASSISTANCE AGAINST UNFAIR COMPETITION AND INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS

10.1 SMS hereby authorizes Sloan to use the Trademarks owned by it but only in connection with the promotion and sale of the Products pursuant to this Agreement and under the terms and conditions described in Article 10.2 hereafter.

10.2 Sloan agrees in particular:

    - to use the Trademarks owned by SMS only in connection with the promotion and sale of the Products and the performance of this Agreement;

    - to inform forthwith SMS of any trademark infringement of which Sloan becomes aware of in the Territory;

    - to cease and desist from using the Trademarks owned by SMS at the expiry or termination of this Agreement for any reason whatsoever.

10.3 Sloan shall inform SMS of any act of unfair competition, and of any infringement of the intellectual property rights of SMS, of which Sloan may be aware.

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10.4 SMS represents and warrants that it is the sole owner of the Products and the intellectual property rights associated therewith, and that the Products do not infringe on intellectual property rights of third parties. SMS agrees to defend, indemnify and hold Sloan (and its affiliated companies) harmless with respect to any claims by others that the promotion and sale of any of the Products constitutes an act of unfair competition or infringes on the intellectual property rights of another.

10.5 SMS shall aggressively defend its rights in the Products, and aggressively prosecute actions against those who are unfairly competing with the Products, or otherwise infringing on the intellectual property rights associated with the Products.


ARTICLE 11 - TERM

This agreement shall enter into force on its date of signature by both parties and shall remain in force for an initial period of one (1) Contractual Year. This Agreement shall be automatically renewed for additional Contractual Years unless either party notifies the other party, by certified letter with return receipt requested, of its intention not to renew this Agreement six (6) months prior to the expiry of the initial Contractual Year or any following Contractual Year.


ARTICLE 12 - EARLY TERMINATION

12.1 Either party shall have the right to terminate this Agreement by sending a ninety (90) day notice, by certified mail with return receipt requested, in the event that the other party fails to perform any of its material obligations under this Agreement, and has not ceased such failure within thirty (30) days after receipt of notice in writing to that effect from the first party, sent by certified letter with return receipt requested, without prejudice to any damages which might be claimed by the non-defaulting party.

12.2 Either party shall have the right to terminate forthwith this Agreement by sending a notice, by certified mail with return receipt requested, to the other party should this other party be subject to bankruptcy proceedings or to a reorganization plan with creditors (whether amicable or decided by the court), or in the event of appointment of a bankruptcy trustee, arrangement for the benefit of creditors, or should this other party be subject to winding-up or any other procedure evidencing the insolvency of this other party.

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ARTICLE 13 - CONSEQUENCES OF EXPIRY OR EARLY TERMINATION

Upon expiry or termination of this Agreement as provided for in Articles 11 and 12 hereabove, SMS shall have the option:

(i) either to authorize Sloan to sell, on a non-exclusive basis, the remaining stock of Products in its possession for a limited period of time, to be defined by SMS and Sloan according to the magnitude of the remaining stock of Products at the time of expiry or termination, or

(ii) to repurchase all Products still existing in Sloan's stock and which were purchased by Sloan from SMS, at a price equivalent to the net price (all taxes excluded), paid to SMS by Sloan for such Products, less a 10% restocking charge.


ARTICLE 14 - TERMINATION OF EXCLUSIVITY

The exclusive nature of Sloan's right to promote and sell a Product to Customers in the Territory may be terminated by SMS in the event Sloan fails to purchase from SMS a minimum number of units of such Product, as set forth on Appendix 3, attached hereto. Any such termination may be effected by furnishing to Sloan ninety (90) days written notice thereof, to be sent by certified mail, return receipt requested. The termination of the exclusive nature of Sloan's right to promote and sell any one Product shall not affect the exclusive nature of Sloan's right to promote and sell other Products, which exclusive right shall continue unabated.


ARTICLE 15 - FORCE MAJEURE

Neither party hereto shall be in default hereunder by reason of its delay in the performance or failure to perform any of its obligations hereunder due to any event, circumstance or cause beyond its control such as, but not limited to, Acts of God, strikes, lock-out, acts or restrictions of governmental authorities, wars, threats of war, hostilities, shortage in the raw materials or means of transportation, revolution, riots, epidemics, fire, floods, all of which shall be considered as events of force majeure.

The party affected by any such event shall notify the other party within fifteen
(15) days of its occurrence. The performance of this Agreement shall then be suspended for as long as any such event shall prevent the affected party from performing its obligations hereunder. If such suspension lasts more than three
(3) months, either party may terminate forthwith this Agreement by sending a thirty (30) day written notice to this effect to the other party by certified letter with return receipt requested.

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ARTICLE 16 - CONFIDENTIALITY

Each party agrees at any times, even after the expiry or termination of this Agreement, for any reason whatsoever, to keep and maintain secret and in strict confidence all proprietary information received from the other party under this Agreement and not to permit such proprietary information to be disclosed to third parties as long as this information is not in the public domain, except for the purpose of the promotion, sale and/or servicing of the Products as provided for in this Agreement. See the secrecy agreement singed by both Parties.


ARTICLE 17 - APPENDICES

The appendices to this Agreement form an integral part thereof.  There are three
(3) appendices.


ARTICLE 18 - NOTICES

Any notice required or permitted hereunder, made by any party to the other party, shall be in writing and sent by certified mail with return receipt requested at the addresses shown herein or at the last address notified by either party to the other.


ARTICLE 19 - ENTIRE AGREEMENT - MODIFICATIONS

This Agreement contains the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all previous agreements between the parties pertaining to subject matters covered by this Agreement.


ARTICLE 20 - APPLICABLE LAW

This Agreement shall be governed by and interpreted in accordance with Oregon
Law.


ARTICLE 21 - JURISDICTION

All disputes between the parties which may arise under this Agreement shall be submitted to the exclusive jurisdiction of the Courts of Oregon, even where there are multiple defendants or appeals.

Dated Portland, Oregon, September 18, 1996.




/s/                                    /s/
-----------------------------------    -----------------------------------
Wayne A. Case, President                    Dr. Timothy Stultz, Vice President
Schmitt Measurement Systems, Inc.      Sloan Instruments Inc.

                               Distribution Agreement
                                    by and between
                        Schmitt Measurement Systems, Inc. and
                                Sloan Technology Inc.



                                      APPENDIX 1


                                       PRODUCTS


      SMS Light Scatter Measurement Systems for application to the microelectronics markets.

                                       TMS-2000
                                      TMS-2000W
                                      TMS-3000W

                               Distribution Agreement
                                   by and between
                        Schmitt Measurement Systems, Inc. and
                                Sloan Technology, Inc.



                                      APPENDIX 2


                              GENERAL CONDITIONS OF SALE


PRODUCT                 LIST PRICE(1)       DISCOUNT        TRANSFER PRICE

TMS-2000                  $65,000             40%               $39,000
WITH COMPUTER

TMS-2000                  $63,000             40%               $37,800
WITHOUT COMPUTER

TMS-2000W                 $85,000             40%               $51,000
WITH COMPUTER

TMS-2000W                 $83,000             40%               $49,800
WITHOUT COMPUTER

TMS-3000W                $125,000             40%               $75,000
WITH COMPUTER

TMS-3000W                $123,000             40%               $73,800
WITHOUT COMPUTER

SPARES & CONSUMABLES  per SMS parts list      40%          60% of list price



All prices are F.O.B. Portland, Oregon.

(1) Both parties agree to review pricing on a regular basis, and by mutual consent, adjust as necessary to meet market needs, competitive requirements and market opportunities.

                                Distribution Agreement
                                    by and between
                        Schmitt Measurement Systems, Inc. and
                                Sloan Technology Inc.



                                      APPENDIX 3


                   MINIMUM ANNUAL QUANTITY & FIRST PERIOD FORECAST


Both parties will mutually agree upon annual minimum quantities of SMS products which must be purchased by Sloan from SMS in order to maintain its exclusivity rights under this agreement. It is also agreed that the first period of this agreement will run from October 1, 1996 through December 31, 1997.

Both parties further agree that the timely assignment of distribution rights for all regions of the World Wide Territory to Sloan is critical to achieving targeted sales volumes. Further, both parties agree that product performance, customer support, applications development and customer driven product improvements also are key factors which directly impact long term success and subsequent sales volumes.

Both parties are however committed to apply resources, support one another and achieve total customer satisfaction in order to meet and/or exceed minimum targeted quantities in support of a combined market success.

The initial annual minimum quantity agreed upon for the first period of this Agreement is 110 systems.

A quarterly forecast for the first period of this Agreement is:

              Q4 1996             12 units
              Q1 1997             17 units
              Q2 1997             22 units
              Q3 1997             27 units
              Q4 1997             32 units